Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Elkhart, Indiana - May 28, 2014 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles and manufactured housing, today announced that James F. Gero, a member of Drew’s Board of Directors since 1992, was appointed Chairman of the Board of Directors immediately following the Company’s Annual Meeting of Stockholders on May 22, 2014, replacing Leigh J. Abrams, who held that position since May 2008. Mr. Abrams, a member of Drew’s Board of Directors since 1984, will continue to serve as a Director on Drew’s Board of Directors, and has been given the honorary title of Chairman Emeritus.
“In the 22 years Jim has been a Director of Drew, he has played a significant role in helping guide Drew from a small company to a market leader for RV and manufactured home components,” said Abrams. “We look forward to Jim’s leadership as we continue our strategic goals for long-term growth of the Company”.
“I look forward to serving as Chairman of the Board and on behalf of my colleagues we want to express our appreciation and gratitude to Leigh for guiding us through a period of growth and navigating the company through a significant management transition. We look forward to his continuing contributions,” said Gero.
About Drew Industries
From 34 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck campers; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and leveling systems; chassis components; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; electronic components; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

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